Exhibit 5

4000 One Williams Center    |    Tulsa, OK 74172-0148    |    p 918-586-5711    |    f 918-586-8982    |    cwlaw.com

December 17, 2010

Matrix Service Company

5100 East Skelly Drive, Suite 700

Tulsa, Oklahoma 74135

Re:	Matrix Service Company

Registration Statement on Form S-8 (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as counsel for Matrix Service Company, a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statement relating to an aggregate number of 1,000,000 shares of Common Stock, par value $.01 per share, of the Company (the “Shares”), issuable upon the exercise of options which may from time to time be granted to employees of the Company or its subsidiaries pursuant to the Matrix Service Company 2011 Employee Stock Purchase Plan (the “2011 Plan”).

We have examined the Registration Statement being filed contemporaneously herewith. We have also examined and are familiar with an original or copy, the authenticity of which has been established to our satisfaction, of the 2011 Plan and all such documents, corporate records, and other instruments as we have deemed necessary to express the opinion herein set forth. In reaching the conclusions expressed in this opinion, we have (a) examined such certificates of public officials and of corporate officers and directors and such other documents and matters as we have deemed necessary or appropriate, (b) relied upon the accuracy of facts and information set forth in all such documents, and (c) assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals from which all such copies were made. We have assumed that the consideration to be received by the Company for each of the Shares upon issuance will equal or exceed the par value per share of Common Stock of the Company.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the 2011 Plan, will be validly issued, fully paid and non-assessable.

Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and judicial decisions interpreting those laws as of the date of this opinion, and we do not express any opinion herein concerning the laws of any other jurisdiction.

Conner & Winters, LLP  |  Attorneys and Counselors at Law

Dallas, TX  |  Houston, TX  |  NW Arkansas  |  Oklahoma City, OK  |  Santa Fe, NM  |  Tulsa, OK  |  Washington, DC

Matrix Service Company

December 17, 2010

We hereby consent to the Company’s filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

Conner & Winters, LLP

/s/ Conner & Winters, LLP